EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Lakeview Financial Corp.:

We consent to incorporation by reference and to the reference to our Firm under the heading "Experts" in the Registration Statement on Form S-4 of Lakeview Financial Corp. of our report dated September 4, 1997, relating to the consolidated balance sheets of Lakeview Financial Corp. and subsidiaries as of July 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 1997, which report is included in the July 31, 1997 Annual Report on Form 10-K of Lakeview Financial Corp.


                                                /s/ KPMG Peat Marwick
                                                KPMG Peat Marwick LLP


Short Hills, New Jersey
January 15, 1998